Exhibit 5.1

August 15, 2025

Unitil Corporation

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

Re:	Unitil Corporation—Registration Statement on Form S-3 (Registration No. 333-287753)

Ladies and Gentlemen:

I am Chief Regulatory Counsel for Unitil Service Corp. In my capacity as Chief Regulatory Counsel, I advise and represent Unitil Corporation, a New Hampshire corporation (the “Company”), and its regulated subsidiaries in a broad range of corporate, business and regulatory matters. As a result, I have current knowledge of the legal activities of the Company. I have served in such capacity in connection with the offering and sale by the Company of an aggregate of 1,393,355 shares of its common stock, no par value (the “Firm Shares”), plus up to 209,003 additional shares in connection with the Underwriters’ (as defined below) option to purchase additional shares (the “Option Shares” and together with the Firm Shares, the “Shares”) pursuant to a registration statement on Form S-3, file no. 333-287753 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which Registration Statement became effective immediately upon filing with the Securities and Exchange Commission (the “Commission”) on June 3, 2025, and related base prospectus which forms a part of the Registration Statement (the “Base Prospectus”) as supplemented by the prospectus supplement filed pursuant to Rule 424(b)(5) of the Act, dated as of August 14, 2025 (the “Prospectus Supplement”). The Shares are to be issued pursuant to an underwriting agreement dated August 14, 2025 (the “Underwriting Agreement”) by and among the Company, on the one hand, and Wells Fargo Securities, LLC on the other, for itself and as representative of the other underwriters listed in Schedule I thereto (the “Underwriters”).

I am delivering this opinion in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Act.

In my capacity as Chief Regulatory Counsel, I am generally familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares. In rendering the opinion set forth herein, I have examined, am familiar with, and relied on originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinion expressed below, including (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the Underwriting Agreement, (v) the Articles of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of New Hampshire, (vi) the By-Laws of the Company, as amended, certified to me by the Secretary of the Company to be true, correct, and complete as of the date hereof, and (vii) certain resolutions of the Board of Directors of the Company and the Executive Committee of the Board of Directors of the Company relating to the Shares and related matters. In addition, I have examined originals (or copies certified or otherwise identified to my satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law, and made such inquiries, as I have deemed necessary or appropriate for the purposes of the opinion rendered herein. In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. I have also assumed the regularity of the Company’s corporate proceedings. As to various questions of fact material to the opinion, I have relied on statements and certificates of officers and representatives of the Company and public officials.

Based upon and subject to the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, I am of the opinion, having due regard for such legal considerations as I deem relevant, that the Shares have been duly authorized, and when issued and delivered by the Company against due payment therefor in accordance with the provisions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, I express no opinion as to the laws of any jurisdiction other than the corporate laws of New Hampshire as set forth in the New Hampshire Business Corporation Act. The opinions expressed herein are limited to the foregoing laws, including applicable rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect, and to the facts as they presently exist.

I consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on August 15, 2025, which is incorporated by reference into the Registration Statement. I also consent to the reference to me under the heading “Legal Matters” in the Base Prospectus and the Prospectus Supplement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Patrick H. Taylor
Patrick H. Taylor
Chief Regulatory Counsel
Unitil Service Corp.

cc:	Daniel J. Hurstak, Senior Vice President, Chief Financial Officer & Treasurer